Exhibit 23 – Consent of Moore & Associates, Chartered

MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the Registration Statement on Form 10/A, Amendment No. 2 of Nanotailor, Inc. & Subsidiary, of our report dated July 15, 2008 on our audit of the financial statements of Nanotailor, Inc. & Subsidiary as of April 30, 2008 , and the related statements of operations, stockholders’ equity and cash flows for the years ended April 30, 2008 and since inception on February 1, 2007 through April 30, 2007 and since inception on February 1, 2007 through April 30, 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
June 8, 2009

6490 West Desert Inn Rd, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501